As filed with the Securities and Exchange Commission on November 19, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIVE9, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		94-3394123 (I.R.S. Employer Identification No.)
Bishop Ranch 8 4000 Executive Parkway, Suite 400 San Ramon, California 94583 (925) 201-2000 (Address of Principal Executive Offices, Including Zip Code)
Inference Technologies Group Inc. 2018 Equity Incentive Plan (Full title of the plan)
Barry Zwarenstein Chief Financial Officer Five9, Inc. Bishop Ranch 8 4000 Executive Parkway, Suite 400 San Ramon, CA 94583 (Name and address of agent for service)
(925) 201-2000 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share ($)(3)	Proposed Maximum Aggregate Offering Price ($)(3)	Amount of Registration Fee ($)(3)
Common Stock, $0.001 par value per share	62,594	(2)	$14.32	$896,346.08	$97.79

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Represents shares of common stock issuable upon exercise of outstanding stock options granted under the Inference Technologies Group Inc. 2018 Equity Incentive Plan (the “Inference Plan”) and assumed by the Registrant pursuant to the Agreement and Plan of Merger by and among the Registrant, Inference Technologies Group Inc. (“Inference”), Five9 Acquisition, Inc. (“Merger Sub”) and Shareholder Representative Services LLC, as representative (“SRS”), dated October 22, 2020 (the “Merger Agreement”).

(3) Estimated in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based under the weighted average exercise price of the assumed stock options of $14.32.

Explanatory Note
On October 22, 2020, the Registrant entered into the Merger Agreement with Inference, Merger Sub and SRS. On November 18, 2020, the transactions contemplated by the Merger Agreement were consummated and Merger Sub merged with and into Inference, with Inference continuing as the surviving corporation and a wholly owned subsidiary of the Registrant.
At the effective time of the Merger (the “Effective Time”), the Registrant assumed stock options granted pursuant to the Inference Plan. Each of the assumed stock options are subject to substantially the same terms and conditions as applied to the assumed stock options immediately prior to the Effective Time, except that the number of shares of the Registrant’s common stock subject to each assumed stock option has been adjusted in accordance with the terms of the Merger Agreement. Accordingly, no more than the maximum number of shares of the Registrant’s common stock that are being registered hereunder will be issuable in connection with the assumed stock options.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give the documents containing the information required by Part I of Form S-8 to participants in the Inference Plan as specified by Securities Act Rule 428(b)(1). We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated herein by reference:
(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020;
(b) the Registrant’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 4, 2020, August 3, 2020 and October 29, 2020, respectively;
(c) the Registrant’s Current Reports on Form 8-K filed with the SEC on August 3, 2020, May 28, 2020, May 22, 2020, May 19, 2020, April 6, 2020, February 19, 2020 and February 14, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and
(d) the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36383) filed with the SEC on March 28, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
The Registrant’s amended and restated certificate of incorporation limits the liability of its directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the Registrant’s directors are not personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the Registrant or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which they derived an improper personal benefit.
The Registrant’s amended and restated bylaws provide that the Registrant (i) will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or, while a director or officer, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (ii) must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.
The Registrant has entered into indemnification agreements with its directors, executive officers and certain other officers pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its directors, executive officers and certain other officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors, executive officers and certain other officers in investigating or defending any such action, suit or proceeding.
The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Five9, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 10, 2014 (File No. 001-36383) and incorporated by reference herein)
4.2	Amended and Restated Bylaws of Five9, Inc. (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on August 3, 2020 (File No. 001-36383) and incorporated by reference herein)
4.3	Inference Technologies Group Inc. 2018 Equity Incentive Plan	X
5.1	Opinion of Jones Day	X
23.1	Consent of KPMG LLP, independent registered public accounting firm	X
23.2	Consent of Jones Day (included in Exhibit 5.1)	X
24.1	Power of Attorney (included on the signature page of this Registration Statement)	X
Item 9. Undertakings.
(a)     The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on November 19, 2020.

Five9, Inc.

By:	/s/ Rowan Trollope
Rowan Trollope
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rowan Trollope and Barry Zwarenstein, and each of them, severally, as his or her true and lawful attorneys-in-fact and agents with the power to act, with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of the Company, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Rowan Trollope	Chief Executive Officer, Director	November 19, 2020
Rowan Trollope	(Principal Executive Officer)
/s/ Barry Zwarenstein	Chief Financial Officer	November 19, 2020
Barry Zwarenstein	(Principal Financial Officer and Principal Accounting Officer)
/s/ Michael Burkland	Chairman of the Board, Director	November 19, 2020
Michael Burkland
/s/ Jack Acosta	Director	November 19, 2020
Jack Acosta
/s/ Kimberly Alexy	Director	November 19, 2020
Kimberly Alexy
/s/ Michael Burdiek	Director	November 19, 2020
Michael Burdiek
/s/ David DeWalt	Director	November 19, 2020
David DeWalt
/s/ David Welsh	Director, Lead Independent Director	November 19, 2020
David Welsh
/s/ Robert Zollars	Director	November 19, 2020
Robert Zollars